Exhibit 21.1

List of Subsidiaries

Aerkomm Taiwan Inc. (Taiwan)

Aerkomm Hong Kong Ltd. (Hong Kong)

Aircom Pacific, Inc., (a California corporation)

Aerkomm SY Ltd. (Seychelles)

Aerkomm Pacific Ltd. (Malta)

Aerkomm Japan, Inc. (Japan)

Aircom Telecom, LLC (Taiwan)

Beijing Yatai Communication Co., Ltd. (China)

MEPA Labs Inc. (a California corporation)

Mesh Technology Ltd (Seychelles)

Mesh Technology Taiwan Ltd. (Taiwan)